Smythe Ratcliffe LLP
7th Floor, Marine Building
355 Burrard Street
Vancouver, BC V6C 2G8

fax: 604.688.4675
telephone: 604.687.1231

Exhibit 14.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors,
Linux Gold Corp.

We consent to the use of our report dated June 9, 2007 on the consolidated financial statements of Linux Gold Corp. for the year ended February 28, 2007 that are included in the Company’s annual Form 20-F filing dated July 3, 2007, which is included, by reference in the Company’s Form S-8.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
July 3, 2007

Smythe Ratcliffe LLP, a British Columbia limited liability partnership, is a member of PKF North American Network and PKF International, associations of legally independent firms.